Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven/
Financial Dynamics
(212) 850-5600

CONSOLIDATED GRAPHICS COMPLETES KELMSCOTT ACQUISITION

- Significantly Expands Midwest and West Coast Presence -

HOUSTON, TEXAS – March 3, 2005 - Consolidated Graphics, Inc. (NYSE: CGX) today announced it has completed its acquisition of Kelmscott Communications LLC, a privately-held provider of commercial printing services in five Midwest and West Coast states with annual sales of $100 million.  Terms of the transaction were not disclosed.  Consolidated Graphics utilized available capacity under its bank revolving credit facility to complete the acquisition.

The Kelmscott operations include Anderson Printing in Hollywood, CA; CDS Publications in Medford, OR; Maximum Graphics in Minneapolis, MN; Orange County Printing in Irvine, CA; Printing Control Graphics in Seattle, WA; Spangler Graphics in Kansas City, KS; and Watermark Graphics in San Francisco, CA.

Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics commented, “We are very pleased to have the seven Kelmscott operations join our organization.  Their strong management teams, dedicated employees, wide-array of capabilities and impressive customer base will significantly enhance the breadth of our industry-leading national footprint and scope of technology and services.  We welcome the Kelmscott employees to our team and look forward to working with them.”

Consolidated Graphics, Inc. is one of the nation’s leading commercial sheetfed, web and digital printing companies.  Through its network of printing companies in 26 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization. For more information, visit the Company’s Web site at http://www.consolidatedgraphics.com.

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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